EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT


1.      Westbank - Massachusetts

        a.  PWB&T, Inc. - Massachusetts

        b.  Park West Securities Corporation - Massachusetts

        c.  New London Trust Financial Services Corporation - New Hampshire

2.      Westbank Capital Trust II - Delaware
        225 Park Avenue
        West Springfield, MA 01089

3.      Westbank Capital Trust III - Delaware
        225 Park Avenue
        West Springfield, MA 01089